KAISER VENTURES INC.
                                   Corporate Headquarters
                                   3633 E. Inland Empire Boulevard
                                   Suite 850
                                   Ontario, California 91764
                                   909/483-8500

          NEWS RELEASE

                  KAISER AND PENSKE EXECUTE FINAL AGREEMENT;
               FINANCING COMPLETED FOR THE CALIFORNIA SPEEDWAY

              International Speedway Corp. To Be Part of Venture


     ONTARIO, CALIF., Nov. 27/PRNewswire/ - - Kaiser Ventures Inc. (Nasdaq:
KRSC) announced today it has consummated its agreement with Penske Speedway, Inc. for the joint ownership of a new corporate entity that will own The California Speedway, Michigan International Speedway, Nazareth Speedway, and Motorsports International, a motorsports apparel company. Kaiser and Penske also jointly announced that Facility Investments, Inc., a wholly-owned subsidiary of International Speedway Corporation (OTC: ISWY), will participate as an equity investor and that construction financing for The California Speedway will be provided by NationsBank, N.A. Full-scale construction of The California Speedway will commence immediately and plans call for a scheduled 1997 opening.
     Under the terms of the transaction, Penske contributed its two existing speedways in Michigan and Pennsylvania, Motorsports International and $5 million in equity to the new entity. Facility Investments, Inc. invested in excess of $14 million of new equity, and Kaiser contributed approximately 475 acres of land for The California Speedway. The effective ownership interest in the combined operations will be Penske with 68%, Facility Investments with 17%, and Kaiser with 15%.
     The California Speedway formalized its credit facility with NationsBank, headquartered in Charlotte, N.C., a leader in the financing of sports and other entertainment businesses.
     "We are pleased to complete this agreement and join two of the most successful and respected motorsports management companies in the business," Daniel N. Larson, Kaiser's President and Chief Executive Officer said. "We believe this agreement involving International Speedway Corporation and Penske Speedway enhances the ultimate success and value of this venture."
     Walter P. Czarnecki, President of Penske Speedway, Inc., said, "This final agreement represents the culmination of our two-year effort to return major league auto racing to a world-class permanent facility in Southern California. It is a natural extension of the success we have enjoyed at Michigan and Pennsylvania. Having two strategic associates of this caliber is consistent with our Penske Corporation policy of aligning ourselves with the finest companies in their respective industries.
     The California Speedway is under construction on a portion of the former Kaiser mill site property near Fontana in San Bernardino County, California. Both Championship Auto Racing Teams, Inc. (CART) and the National Association for Stock Car Auto Racing, Inc. (NASCAR) have committed to sanction agreements for PPG Indy Car World Series and Winston Cup Series events in 1997.
     International Speedway Corporation is a publicly-owned company based in Daytona Beach, Florida, which owns interests in five motorsports facilities including Daytona International Speedway, Talladega Superspeedway, Darlington Raceway, Tucson Raceway Park and Watkins Glen International.
     Penske Corporation is a diversified transportation services company comprised of Detroit Diesel Corporation, Penske Truck Leasing Company, and a group of retail automotive dealerships in Southern California. Penske also owns the most successful team in Indy car racing history and competes with a team in the NASCAR Winston Cup Series.
     Kaiser Ventures is an emerging asset development company pursuing projects that address critical issues in water resources, land redevelopment, and waste management.
     -0-                    11/27/95
     /CONTACT: Pamela M. Catlett of Kaiser Ventures 909-483-8500; or Dan R. Luginbuhl of Penske, 313-592-7669/
     (KRSC ISWY)
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